Appendix A
to the Operating Expenses Limitation Agreement

(as amended to reduce the expense caps for the Scharf Global Opportunity Fund and Scharf Alpha Opportunity Fund; effective as of January 2017)

Advisors Series Trust Fund and Share Class	Operating Expense Limit as a Percentage of Average Daily Net Assets
Scharf Fund
Institutional Class	July 1, 2015 through January 27, 2018, and thereafter	1.09%
Retail Class	July 1, 2015 through January 27, 2018, and thereafter	1.34%

Scharf Balanced Opportunity Fund
Institutional Class	January 21, 2016 through January 27, 2018, and thereafter	1.05%
Retail Class	January 21, 2016 through January 27, 2018 and thereafter	1.30%

Scharf Global Opportunity Fund
Retail Class	Inception through January 27, 2016	0.50%
	January 21, 2016 through January 27, 2018	0.65%
	January 28, 2018 and thereafter	1.50%

Scharf Alpha Opportunity Fund
Institutional Class	Inception through January 27, 2018	0.75%
Retail Class	Inception through January 27, 2018	1.00%

ADVISORS SERIES TRUST on behalf of the Funds listed on Appendix A	SCHARF INVESTMENTS, LLC

By: /s/Douglas G. Hess	By: /s/Brian A. Krawez
Name: Douglas G. Hess	Name: Brian A. Krawez
Title: President	Title: President